EXHIBIT 2.1

                            SHARE EXCHANGE AGREEMENT

         THIS SHARE EXCHANGE AGREEMENT (the "Agreement"), dated as of June 14, 2001, is by and among ECOS Group, Inc., a Florida corporation (the "Company"), Third Millennium Telecommunications, Inc., a New Jersey corporation ("TMTI"), each of the shareholders of TMTI (the "Sellers"), and the individuals listed on
Schedule I attached hereto (collectively referred to herein as "EE&G Management"). The Company, TMTI, the Sellers and EE&G Management are collectively referred to herein as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, the Sellers collectively own 100% of the shares of issued and outstanding common stock of TMTI, par value $.001 per share ("TMTI Common Stock"), in the amounts set forth opposite their respective names on Schedule II to this Agreement; and

         WHEREAS, the Company desires to acquire from the Sellers, and the Sellers desire to sell to the Company, 100% of the outstanding TMTI Common Stock in exchange for the issuance and delivery by the Company of an aggregate of 6,875,000 shares of the Company's common stock, par value $.012 per share (the "Common Stock"), after giving effect to the Reverse Split (as defined herein) (the "Share Exchange");

         WHEREAS, upon the achievement of certain financial thresholds by TMTI after Closing, an aggregate of 35,000,000 additional shares of the Common Stock will be delivered to the Sellers on the terms and conditions set forth below;

         WHEREAS, simultaneously with the closing of the Share Exchange, the Company will transfer (i) all of the outstanding shares of its wholly-owned subsidiary, Evans Environmental and Geological Science and Management, Inc. ("EE&G") to EE&G Management and (ii) all of the Company's asset and liabilities to EE&G, in exchange for the cancellation of certain shares of Common Stock and the termination of options to purchase shares of Common Stock, on the terms and conditions set forth below;

         WHEREAS, the Board of Directors and shareholders of each of TMTI and the Company have determined that the transactions contemplated by this Agreement (the "Transactions") are in the best interests of their respective companies and their shareholders and accordingly have agreed to effect the Share Exchange and the transfer of EE&G provided for herein upon the terms and subject to the conditions set forth herein; and

         WHEREAS, it is the intention of the parties to this Agreement that, for federal income tax purposes, the Share Exchange provided for herein shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                               EXCHANGE OF SHARES

         EXCHANGE OF SHARES. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined):

                  the Company will issue and deliver to the Sellers an aggregate of 6,875,000 shares of Common Stock (on a post-Reverse Split basis (as defined below)), by delivering to each of the Sellers the number of shares of Common Stock set forth opposite such Seller's name on Schedule II hereto (the "Company Shares"); and


Exhibit 2.1                            1
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                  the Sellers will transfer and deliver to the Company all of the issued and outstanding shares of TMTI Common Stock with each Seller transferring such number of shares as is set forth opposite such Seller's name on Schedule II hereto, together with an appropriately executed stock power endorsed in favor of the Company.

         TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at the law offices of Akerman, Senterfitt & Eidson, P.A. at One Southeast Third Avenue, 28th Floor, Miami, Florida 33131, within five (5) days following satisfaction (or waiver, as the case may be) of all conditions precedent to Closing set forth in Article XIII below at 10:00 A.M., Miami time, or at such other time and place as the Company and the Sellers may agree (the "Closing Date").


                         SPLIT-OFF OF COMPANY SUBSIDIARY

         SPLIT-OFF OF SUBSIDIARY. At Closing, the Company will transfer (i) all the outstanding and issued shares of common stock, par value $.001 per share, of EE&G (the "EE&G Common Stock") to the members of EE&G Management in the percentages set forth on Schedule I, and (ii) all of the assets of the Company (the "ECOS Assets") to EE&G. In consideration for the transactions set forth in the previous sentence, EE&G Management agrees to (i) deliver to the Company for cancellation or termination (A) 6,259,385 shares of Common Stock (on a pre-Reverse Split basis) and (B) options to purchase 6,009,385 shares of Common Stock (on a pre-Reverse Split basis); and (ii) cause all of the liabilities of the Company either known or unknown incurred up to the date of Closing (the "ECOS Liabilities") to be assumed by EE&G. The ECOS Assets and ECOS Liabilities are more specifically set forth on Item 2.1 of the disclosure schedule of even date herewith which either (i) accompanies this Agreement or (ii) shall be delivered within five (5) business days of the date hereof, and is incorporated herein by reference (the "Disclosure Schedule").


                                   STOCK SPLIT

         REVERSE STOCK SPLIT. Prior to Closing, the Company agrees to take all corporate action necessary to effect a 1 for 20 reverse stock split immediately prior to Closing with respect to its issued and outstanding Common Stock (the "Reverse Split"). The number of authorized shares of the Common Stock shall remain at 75,000,000 upon completion of the Reverse Split. Prior to Closing, the Company shall have made all necessary filings with, secured all necessary consents from and delivered all notices to, the appropriate regulatory agencies and the Company shareholders with respect to the Reverse Split. Immediately after consummation of the transactions contemplated in Article I and Article II herein and the Reverse Split, the Company will have 8,519,663 shares of Common Stock issued and outstanding. Of this amount, TMTI shareholders will own 6,875,000 shares of Common Stock immediately after Closing and the shareholders of the Company who owned Common Stock prior to Closing will own 1,281,999 shares of Common Stock and have the right to purchase an additional 362,664 shares of Common Stock upon the exercise of certain warrants and options that were outstanding prior to Closing.


                                   NAME CHANGE

         NAME CHANGE. Prior to Closing, the Company shall take all corporate action necessary to change the Company's name from ECOS Group, Inc. to Third Millennium Telecommunications, Inc. (or such other name as requested in writing by the Sellers), effective as of the Closing Date.



Exhibit 2.1                            2
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                   CHANGE OF CORPORATE OFFICERS AND DIRECTORS

         APPOINTMENTS AND RESIGNATIONS. (a) Prior to Closing, the Company shall take such actions to appoint the following persons to become officers and directors of the Company, whose positions shall become effective at Closing:

                                    Robert Manaker
                                    Michael Galkin

         RESIGNATIONS. (a) Prior to Closing, the Company shall take such actions to accept the resignations of the following persons as officers and directors of the Company, with such resignations becoming effective at Closing:

                                    Charles Evans
                                    Timothy Gipe
                                    Leon Eplan
                                    Ana Caminas
                                    Joseph Startari
                                    Luis de la Cruz
                                    Wendell Anderson

         INFORMATION STATEMENT. The Parties understand that the transactions contemplated by this Agreement may not be consummated until at least twenty (20) calendar days following filing by the Company of information required under Rule 14-f and 14-c of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the Securities and Exchange Commission (the "SEC") and mailing of such information to all of the Company's shareholders. The Company agrees to make such filing after the execution of the Agreement. TMTI and the Sellers agree to cooperate with the Company and provide the Company with such information as may be necessary to complete such filing. The Company further represents that such filing will be accurate and complete in all material respects.


                              PERFORMANCE EARN-OUT

         PERFORMANCE EARN-OUT. At the Closing, the Company shall issue to the Sellers a total of 35,000,000 shares of Common Stock (on post-Reverse Split basis) (the "Held Back Shares") in the names of the Sellers in such amounts as are set forth on Schedule II. The Held Back Shares will be held by the Company in escrow until TMTI achieves the Performance Threshold (as defined below). At such time as TMTI has achieved at least $3,000,000 in revenues and at least $150,000 in net pre-tax income over a trailing three-month period beginning after the Closing Date (the "Performance Threshold"), the Company shall deliver the Held Back Shares to the Sellers. The determination of whether the Performance Threshold has been achieved shall be determined in accordance with generally accepted accounting principles, applied on a basis consistent throughout all applicable periods, shall be reviewed and ratified by the Company's independent accountants, and shall be certified in writing by the Company's Chief Executive Officer. If the Performance Threshold is not achieved within three (3) years after the Closing Date, the Held Back Shares will be cancelled and shall not be delivered to the Sellers. Until the Performance Threshold is achieved, all Held Back Shares shall be deemed to be owned by the Company and the Company shall be entitled to vote the Held Back Shares. All cash payable as a result of any cash dividend with respect to the Held Back Shares shall be paid to the Company. The Company agrees to abstain from voting the Held Back Shares with respect to any matter that is presented for a vote to the holders of the Common Stock.



Exhibit 2.1                            3

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                       REPRESENTATIONS OF EE&G MANAGEMENT

         Each member of EE&G Management represents and warrants to the Company that as of the date of this Agreement and as of Closing:

         POWER AND AUTHORITY. Each member of EE&G Management has the requisite competence and authority to execute and deliver this Agreement and to perform his respective obligations hereunder.

         ENFORCEABILITY. This Agreement has been duly executed and delivered by each member of EE&G Management and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as may be affected by applicable bankruptcy, insolvency, reorganization, moratoria or similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

         COMMON STOCK AND OPTIONS. Each member of EE&G Management is the sole record and beneficial owner of all of the Common Stock set forth following his name on Schedule I, and owns the Common Stock free and clear of all Liens, restrictions and claims of any kind. All of the shares of Common Stock held by each member of EE&G Management (i) have been duly authorized and validly issued and is fully paid, (ii) were issued in compliance with all applicable state and federal securities laws, (iii) were not issued in violation of any preemptive rights or rights of first refusal and (iv) were issued for not less than fair market value in exchange for lawful consideration. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the Common Stock. None of the options to purchase Common Stock previously granted to members of EE&G Management and set forth on Schedule I have been assigned or otherwise transferred.

         BROKERS AND CONSULTANTS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by EE&G Management directly with the Company without the intervention of any Person on behalf of EE&G Management in such a manner as to give rise to any valid claim by any Person against EE&G Management for a finder's fee, brokerage commission or similar payment.


                        REPRESENTATIONS AND WARRANTIES OF
                         THE COMPANY AND EE&G MANAGEMENT

         The Company and each member of EE&G Management represent and warrant to each of the Sellers that as of the date of this Agreement and as of the Closing:

         DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES; DUE AUTHORIZATION.

                  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. The Company is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other such failures, is not likely to have a Material Adverse Effect (as defined herein) on the business of the Company and its subsidiaries taken as a whole.

                  Except for EE&G, the Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

                  The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the Transactions. The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the Transactions, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.


Exhibit 2.1                            4
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         NO CONFLICTS OR DEFAULTS. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Articles of Incorporation or Bylaws of the Company or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Company is a party or by which the Company is bound, or any judgment, order or decree, or any law, rule or regulation to which the Company is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest ("Liens") upon any of the assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Company is a party or by which the Company's assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

         CAPITALIZATION. The authorized capital stock of the Company consists of
(i) 75,000,000 shares of Common Stock of which 31,899,360 shares (on a pre-Reverse Split basis) are issued and outstanding (ii) 5,000,000 shares of Series A Preferred Stock, par value $.001 per share, of which there were no shares issued or outstanding and 1,000,000 shares of Series B Preferred Stock, par value $.001 per share, of which there were no shares issued or outstanding. The Company further has 10,802,467 shares of Common Stock issuable upon exercise of stock options (on a pre-Reverse Split basis) and 2,460,193 shares of Common Stock issuable upon exercise of stock warrants (on a pre-Reverse Split basis, including warrants to purchase Series A Preferred Stock, which are convertible into 2,285,193 shares of Common Stock). On a fully diluted basis, assuming full exercise of all Company options and warrants, the Company would have 45,162,020 shares of Common Stock issued and outstanding (on a pre-Reverse Split basis). All of the outstanding shares of Common Stock are, and the Company Shares when issued in accordance with the terms hereof, will be, duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to the Company Shares, will not be issued in violation of any preemptive right of shareholders. The Common Stock is not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and with the exception of the options and warrants described herein, there are no outstanding securities of any kind convertible into, or exercisable or exchangeable for, Common Stock.

         FINANCIAL STATEMENTS. Item 8.4 to the Disclosure Schedule contains copies of the consolidated balance sheets of the Company at March 31, 2001 and 2000 and the related statements of operations, shareholders' equity and cash flows for the fiscal years then ended, including the notes thereto, as audited by Morrison, Brown, Argiz & Company, certified public accountants (all such financial statements being the "Company Financial Statements"). The Company Financial Statements, together with the notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented, subject to audit adjustments, which are not expected to be material. Such statements present fairly the financial position of the Company as of the dates and for the periods indicated.

         FURTHER FINANCIAL MATTERS. The Company does not have any material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under generally accepted accounting principles, but which are not reflected in the Company Financial Statements.

         TAXES. Except as indicated in Item 8.6 of the Disclosure Schedule, the Company has filed all United States federal, state, county, local and foreign national, provincial and local returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, "Taxes"), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or which otherwise have become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefore have been established. All such returns and reports filed on or prior to the date hereof have been properly prepared and are true, correct (and to the extent such returns reflect judgments made by the Company, as the case may be, such judgments were reasonable under the circumstances) and complete in all

Exhibit 2.1                            5
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material respects. Except as indicated in Item 8.6 of the Disclosure Schedule, no tax return or tax return liability of the Company has been audited or, presently is under audit. Except as indicated in Item 8.6 of the Disclosure Schedule, the Company has not given or been requested to give waivers of any statute of limitations relating to the payment of any Taxes (or any related penalties, fines and interest). There are no claims pending or, to the knowledge of the Company, threatened, against the Company for past due Taxes. All payments for withholding taxes, unemployment insurance and other amounts required to be paid for periods prior to the date hereof to any governmental authority in respect of employment obligations of the Company, including, without limitation, amounts payable pursuant to the Federal Insurance Contributions Act or in respect of other payments to other parties, have been paid or shall be paid prior to the Closing and have been duly provided for on the books and records of the Company and in the Company Financial Statements.

         INDEBTEDNESS; CONTRACTS; NO DEFAULTS.

                  Item 8.7 of the Disclosure Schedule sets forth a true, complete and correct list of all material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the Company is a party (the "Company Operating Agreements").

                  Except as disclosed in Item 8.7 of the Disclosure Schedule, neither the Company, nor, to the Company's knowledge, any other person or entity is in breach in any material respect of, or in default in any material respect under, any material contract, agreement, arrangement, commitment or plan to which the Company is a party, and no event or action has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, passage of time or otherwise, would constitute or result in such a material breach or material default by the Company or, to the knowledge of the Company, any other person or entity. The Company has not received any notice of default under any contract, agreement, arrangement, commitment or plan to which it is a party, which default has not been cured to the satisfaction of, or duly waived by, the party claiming such default on or before the date hereof.

         PERSONAL PROPERTY.

                   The Company has good and marketable title to all of its tangible personal property and assets, including, without limitation, all of the assets reflected in the Company Financial Statements that have not been disposed of in the ordinary course of business and such property is free and clear of all Liens or mortgages.

         REAL PROPERTY.

                  Item 8.9 of the Disclosure Schedule sets forth a true and complete list of all real property owned by, or leased or subleased by or to, the Company. The Company has good and marketable title to all of its owned real property, including, without limitation, all of the assets reflected in the Company Financial Statements that have not been disposed of in the ordinary course of business and such property is free and clear of all Liens or mortgages.

                  Except as set forth in Item 8.9 of the Disclosure Statement, each lease to which the Company is a party is valid, binding and in full force and effect with respect to the Company and, to the knowledge of the Company, all other parties thereto; no notice of default or termination under any such lease is outstanding.

         COMPLIANCE WITH LAW.

                  The Company is not conducting its business or affairs in material violation of any applicable federal, state or local law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers. The Company has not received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.


Exhibit 2.1                            6
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                  The Company is in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations relating to the protection of the environment and human health. There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company that are based on or related to any environmental matters or the failure to have any required environmental permits, and there are no past or present conditions that the Company has reason to believe are likely to give rise to any material liability or other obligations of the Company under any environmental laws.

         PERMITS AND LICENSES. The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business. The Company has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

         ORDINARY COURSE. Since March 31, 2001, the Company has conducted its business, maintained its real property and equipment and kept its books of account, records and files, substantially in the same manner as previously conducted, maintained or kept and solely in the ordinary course.

         NO ADVERSE CHANGES. Since March 31, 2001, there have not been (a) any Material Adverse Change in the business, the financial or other condition, or the respective assets or liabilities of the Company as reflected in the Company Financial Statements, (b) any material loss sustained by the Company, including, but not limited to any loss on account of theft, fire, flood, explosion, accident or other calamity, whether or not insured, which has materially and adversely interfered, or may materially and adversely interfere, with the operation of the Company's business, or (c) to the best knowledge of the Company, any event, condition or state of facts, including, without limitation, the enactment, adoption or promulgation of any law, rule or regulation, the occurrence of which materially and adversely does or would affect the results of operations or the business or financial condition of the Company. "Material Adverse Change (or Effect)" means a change (or effect) in the condition (financial or otherwise), properties, assets, prospects, liabilities, rights, obligations, operations, or business which change (or effect), individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, or business.

         LITIGATION. Except as disclosed in Item 8.14 of the Disclosure Schedule (and which EE&G will assume at Closing), (a) there is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the business of the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12-month period preceding the date hereof; (b) there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of the Company ; and (c) the Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

         INSURANCE. The Company maintains insurance against all risks customarily insured against by companies in its industry. All such policies are in full force and effect, and the Company has not received any notice from any insurance company suspending, revoking, modifying or canceling (or threatening such action) any insurance policy issued to it.

         CERTIFICATE OF INCORPORATION AND BY-LAWS; MINUTE BOOKS. The copies of the Articles of Incorporation and Bylaws (or similar governing documents) of the Company and all amendments to each which have been or will be delivered to Sellers are true, correct and complete. The minute books of the Company contain true and complete records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), or similar governing bodies, since the time of its organization. The stock books of the Company are true, correct and complete.


Exhibit 2.1                            7
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         EMPLOYEE BENEFIT PLANS. The Company does not maintain, nor has the
Company maintained in the past, any employee benefit plans ("as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any plans, programs, policies, practices, arrangements or contracts (whether group or individual) providing for payments, benefits or reimbursements to employees of the Company, former employees, their beneficiaries and dependents under which such employees, former employees, their beneficiaries and dependents are covered through an employment relationship with the Company, any entity required to be aggregated in a controlled group or affiliated service group with the Company for purposes of ERISA or the Internal Revenue Code of 1986 (the "Code") (including, without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, at any relevant time ("Benefit Plans").

         PATENTS, TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS. The Company does not own or possess any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, internet web site(s) or proprietary rights of any nature.

         BROKERS AND CONSULTANTS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with the Sellers without the intervention of any person on behalf of the Company in such a manner as to give rise to any valid claim by any person against the Company for a finder's fee, brokerage commission or similar payment.

         AFFILIATE TRANSACTIONS. Except as disclosed in Item 8.20 of the Disclosure Schedule, no officer, director or employee of the Company (or any of the relatives or Affiliates of any of the aforementioned Persons) is a party to any agreement, contract, commitment or transaction with the Company or affecting the business of the Company, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to the Company which will subject the Sellers to any liability or obligation from and after the Closing Date.

         TRADING. The Company's Common Stock is currently and at Closing will be quoted on the National Association of Securities Dealers ("NASD") Over-the-Counter Bulletin Board ("OTC"), and the Company has not received any notice that its Common Stock is subject to being removed therefrom. The Company and EE&G Management are unaware of any facts or circumstances which may cause the Company's Common Stock to be removed from quotation on the OTC.

         COMPLIANCE. To the Company's knowledge, the Company has complied with all applicable foreign, federal and state laws, rules and regulations, including, without limitation, the requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Act"), and is current in its filings with the SEC.

         ACCURACY OF INFORMATION FURNISHED. No representation, statement or information made or provided by the Company and/or EE&G Management contained in this Agreement (including, without limitation, the Disclosure Schedule attached hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. The Company and EE&G management has provided, or will provide prior to Closing, TMTI with true, accurate and complete copies of all documents listed or described in the Disclosure Schedule attached hereto.

         SEC FILINGS. To the knowledge of the Company or EE&G Management, none of the filings made by the Company under the Act or the Exchange Act make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.


Exhibit 2.1                            8

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          REPRESENTATIONS AND WARRANTIES OF TMTI AND MANAGEMENT SELLERS

         TMTI and each of Michael Galkin and Rob Manaker (the "Management Sellers") represent and warrant to the Company that as of the date of the Agreement and/or as of the Closing:

         DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES; DUE AUTHORIZATION.

                  TMTI is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. TMTI is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other such failures, is not likely to have a Material Adverse Effect on the business of TMTI.

                  TMTI does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

                  TMTI has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. TMTI has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of TMTI enforceable against TMTI in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

         NO CONFLICTS OR DEFAULTS. The execution and delivery of this Agreement by TMTI and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate of Incorporation or Bylaws of TMTI, or
(b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which TMTI is a party or by which TMTI or any of its assets are bound, or any judgment, order or decree, or any law, rule or regulation to which TMTI or any of its assets are subject, (ii) result in the creation of, or give any party the right to create, any Lien upon any of the assets of TMTI, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which TMTI is a party or by which TMTI or any of its assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, TMTI is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

         CAPITALIZATION. The authorized capital stock of TMTI immediately prior to giving effect to the transactions contemplated hereby consists of 20,000,000 shares of TMTI Common Stock of which as of the date hereof 11,300,000 shares of Common Stock are issued and outstanding. Set forth in Schedule II is a true and accurate list of all shareholders of TMTI, setting forth their names, addresses and number of shares owned. All of the outstanding shares of TMTI Common Stock are, and TMTI Common Stock when transferred in accordance with the terms hereof, will be, duly authorized, validly issued, fully paid and non-assessable, and have not been or, with respect to TMTI Shares, will not be transferred in violation of any rights of third parties. The TMTI Shares are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling TMTI to issue, sell, redeem or repurchase any of its securities. There are no other outstanding securities of any kind of TMTI, including any options, warrants or debentures, convertible into, exercisable or exchangeable for TMTI Common Stock.


Exhibit 2.1                            9

         FINANCIAL STATEMENTS. Exhibit 9.4 to the Disclosure Schedule contains copies of the consolidated balance sheets of TMTI at December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for the periods then ended, including the notes thereto, as audited by Sobel & Co., LLC, certified public accountants (all such statements being the "TMTI Financial Statements"). The TMTI Financial Statements, together with the notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented, subject to audit adjustments, which are not expected to be material. Such statements present fairly the financial position of TMTI as of the dates and for the periods indicated.

         FURTHER FINANCIAL MATTERS.

                  Except as set forth in Item 9.5(a) to the Disclosure Schedule, TMTI does not have any material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under generally accepted accounting principles, but which are not reflected in the TMTI Financial Statements.

                  Attached as Item 9.5(b) of the Disclosure Schedule are true and complete copies of forecasted operations statements and cash flow statements of TMTI. These forecasts were prepared in good faith on the assumptions stated therein, which assumptions were believed to be reasonable in light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, TMTI's best estimate of its future financial performance, it being recognized that such forecasts do not constitute a warranty as to the future performance of TMTI and that actual results may vary from forecasted results.

         TAXES. Except as indicated in Item 9.6 of the Disclosure Schedule, TMTI has filed all United States federal, state, county, local and foreign national, provincial and local Tax returns and reports which were required to be filed on or prior to the date hereof, and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or which otherwise have become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of TMTI and adequate reserves therefore have been established. All such returns and reports filed on or prior to the date hereof have been properly prepared and are true, correct (and to the extent such returns reflect judgments made by TMTI, as the case may be, such judgments were reasonable under the circumstances) and complete in all material respects. Except as indicated in 9.6 of the Disclosure Schedule, no extension for the filing of any such return or report is currently in effect. Except as indicated in Item 9.6 of the Disclosure Schedule, no tax return or tax return liability of TMTI has been audited or, presently under audit. All taxes and any penalties, fines and interest which have been asserted to be payable as a result of any audits have been paid. Except as indicated in Item 9.6 of the Disclosure Schedule, TMTI has not given or been requested to give waivers of any statute of limitations relating to the payment of any Taxes (or any related penalties, fines and interest). There are no claims pending or, to the knowledge of TMTI, threatened, against TMTI for past due Taxes. Except as indicated in Item 9.6 of the Disclosure Statement, all payments for withholding taxes, unemployment insurance and other amounts required to be paid for periods prior to the date hereof to any governmental authority in respect of employment obligations of TMTI, including, without limitation, amounts payable pursuant to the Federal Insurance Contributions Act or in respect of other payments to other parties, have been paid or shall be paid prior to the Closing and have been duly provided for on the books and records of TMTI and in the TMTI Financial Statements.


Exhibit 2.1                            10

         INDEBTEDNESS; CONTRACTS; NO DEFAULTS.

                  Item 9.7 of the Disclosure Schedule sets forth a true, complete and correct list of all material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which TMTI is a party (collectively, the "TMTI Operating Agreements"). An agreement shall not be considered material for the purposes of this Section 9.7(a) if it provides for expenditures or receipts of less than $10,000 and has been entered into by TMTI in the ordinary course of business. The TMTI Operating Agreements constitute all of the contracts, agreements, understandings and arrangements required for the operation of the business of TMTI or which have a material effect thereon. Copies of all such material written TMTI Operating Agreements have previously been delivered or otherwise made available to the Company and such copies are true, complete and correct as of the date hereof.

                  Except as disclosed in Item 9.7 of the Disclosure Schedule, neither TMTI, nor, to TMTI's knowledge, any other person or entity is in breach in any material respect of, or in default in any material respect under, any material contract, agreement, arrangement, commitment or plan to which TMTI is a party, and no event or action has occurred, is pending or is threatened, which, after the giving of notice, passage of time or otherwise, would constitute or result in such a material breach or material default by TMTI or, to the knowledge of TMTI, any other person or entity. Neither TMTI has received any notice of default under any contract, agreement, arrangement, commitment or plan to which it is a party, which default has not been cured to the satisfaction of, or duly waived by, the party claiming such default on or before the date hereof.

         PERSONAL PROPERTY. Except as set forth in Item 9.8 of the Disclosure Schedule, TMTI has good and marketable title to all of its tangible personal property and assets, including, without limitation, all of the assets reflected in the TMTI Financial Statements that have not been disposed of in the ordinary course of business since December 31, 2000, free and clear of all Liens or mortgages, except for any Lien for current taxes to yet due and payable and such restrictions, if any, on the disposition of securities as may be imposed by federal or applicable state securities laws.

         REAL PROPERTY.

                  Item 9.9 of the Disclosure Schedule sets forth a true and complete list of all real property owned by, or leased or subleased by or to, TMTI (the "TMTI Real Property"). TMTI has good and marketable title to all of its real property, including, without limitation, all of the assets reflected in the TMTI Financial Statements that have not been disposed of in the ordinary course of business since December 31, 2000, free and clear of all Liens or mortgages, except for any Lien for current taxes not yet due and payable and such restrictions, if any, on the disposition of securities as may be imposed by federal or applicable state securities laws.

                  Except as set forth in Item 9.9 of the Disclosure Statement, each lease to which TMTI is a party is valid, binding and in full force and effect with respect to TMTI, as the case may be, and, to the knowledge of TMTI, all other parties thereto; no notice of default or termination under any such lease is outstanding.

         COMPLIANCE WITH LAW.

                  Except as set forth in Item 9.10 of the Disclosure Schedule, TMTI is not conducting its business or affairs in material violation of any applicable federal, state or local law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers. TMTI has not received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

                  TMTI is in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations relating to the protection of the environment and human health. There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of TMTI, threatened against TMTI that are based on or related to any environmental matters or the failure to have any required environmental permits, and there are no past or present conditions that TMTI has reason to believe are likely to give rise to any material liability or other obligations of TMTI under any environmental laws.


Exhibit 2.1                            11

         PERMITS AND LICENSES. Except as set forth in Item 9.11 of the Disclosure Schedule, TMTI has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business. Except as set forth in Item 9.11 of the Disclosure Schedule, as of the date hereof, TMTI has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

         ORDINARY COURSE. Except as set forth in Item 9.12 of the Disclosure Schedule, since December 31, 2000 TMTI has conducted its business, maintained its real property and equipment and kept its books of account, records and files, substantially in the same manner as previously conducted, maintained or kept and solely in the ordinary course.

         NO ADVERSE CHANGES. Except as set forth in Item 9.13 of the Disclosure Schedule, since December 31, 2000, there has not been (a) any Material Adverse Change in the business, prospects, the financial or other condition, or the assets or liabilities of TMTI as reflected in the TMTI Financial Statements, (b) any material loss sustained by TMTI, including, but not limited to any loss on account of theft, fire, flood, explosion, accident or other calamity, whether or not insured, which has materially and adversely interfered, or may materially and adversely interfere, with the operation of TMTI's business, or (c) to the best knowledge of TMTI, any event, condition or state of facts, including, without limitation, the enactment, adoption or promulgation of any law, rule or regulation, the occurrence of which materially and adversely does or would affect the results of operations or the business or financial condition of TMTI.

         LITIGATION. (a) Except as set forth in Item 9.14 of the Disclosure Schedule, there is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of TMTI, threatened, against or affecting the business of TMTI, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of TMTI, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12-month period preceding the date hereof; (b) there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of TMTI; and (c) TMTI has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

         INSURANCE. TMTI maintains insurance against all risks customarily insured against by companies in its industry. All such policies are in full force and effect, and TMTI has not received any notice from any insurance company suspending, revoking, modifying or canceling (or threatening such action) any insurance policy issued to TMTI.

         CERTIFICATE OF INCORPORATION AND BY-LAWS; MINUTE BOOKS. The copies of the Certificate of Incorporation and Bylaws (or similar governing documents) of TMTI and all amendments to each which have been or will be delivered to the Company are true, correct and complete. The minute books of TMTI contain true and complete records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), or similar governing bodies, since the time of its organization. The stock books of TMTI are true, correct and complete.

         EMPLOYEE BENEFIT PLANS. Except as set forth in Item 9.17 of the Disclosure Schedule, TMTI does not maintain, and TMTI has not maintained in the past, any employee benefit plans ("as defined in Section 3(3) of the "ERISA"), or any plans, programs, policies, practices, arrangements or contracts (whether group or individual) providing for payments, benefits or reimbursements to employees of TMTI, former employees, their beneficiaries and dependents under which such employees, former employees, their beneficiaries and dependents are covered through an employment relationship with TMTI, any entity required to be aggregated in a controlled group or affiliated service group with TMTI for purposes of ERISA or the Internal Revenue Code of 1986 (the "Code") (including, without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, at any relevant time ("TMTI Benefit Plans").

Exhibit 2.1                            12

         PATENTS; TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS. Set forth in Item
9.18 of the Disclosure Schedule is a listing of all patents, trademarks and intellectual property rights owned or possessed by TMTI which are material to the conduct of the business. TMTI owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, internet web site(s) proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, and TMTI is not bound by, or a party to, any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.

         BROKERS AND CONSULTANTS. Except with respect to the individuals listed on Item 9.19 of the Disclosure Schedule, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by TMTI directly with the Company without the intervention of any Person on behalf of TMTI in such a manner as to give rise to any valid claim by any Person against TMTI or the Company for a finder's fee, brokerage commission or similar payment.

         AFFILIATE TRANSACTIONS. Except as disclosed in Item 9.20 of the Disclosure Schedule, neither TMTI nor any officer, director or employee of TMTI (or any of the relatives or Affiliates of any of the aforementioned Persons) is a party to any agreement, contract, commitment or transaction with TMTI or affecting the business of TMTI, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to TMTI which will subject the Company to any liability or obligation from and after the Closing Date.

         CUSTOMERS. Listed in Item 9.21 of the Disclosure Statement are the names of the ten largest customers (by sales revenue) of the products of TMTI, their annual purchases of such products for the fiscal year ended December 31, 2000 and any exclusivity provisions. TMTI has previously furnished to the Company, or will furnish prior to Closing, all copies of all written agreements between TMTI and any such customers. Except as disclosed on Item 9.21 of the Disclosure Statement, TMTI has not received any written notice that any such customer has ceased or will cease being a customer for TMTI, or has substantially reduced, or will substantially reduce, its volume of purchases of products or services of TMTI.

         ACCURACY OF INFORMATION FURNISHED. No representation, statement or information made or provided by TMTI and/or the Management Sellers contained in this Agreement (including, without limitation, the Disclosure Schedule and the Schedules attached hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. TMTI and the Management Sellers have provided (or will provide prior to Closing) the Company with true, accurate and complete copies of all documents listed or described in the Disclosure Schedule attached hereto.


         REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each Seller represents and warrants to the Company that as of the date of this Agreement and as of Closing:

         POWER AND AUTHORITY. Each Seller has the requisite competence and authority to execute and deliver this Agreement and to perform his respective obligations hereunder.

         ENFORCEABILITY. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as may be affected by applicable bankruptcy, insolvency, reorganization, moratoria or similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

Exhibit 2.1                            13

         COMMON STOCK AND OPTIONS. Each Seller is the sole record and beneficial owners of all of the TMTI Common Stock set forth following his name on Schedule II, and owns the TMTI Common Stock free and clear of all Liens, restrictions and claims of any kind. All of the TMTI Common Stock (i) has been duly authorized and validly issued and is fully paid, (ii) was issued in compliance with all applicable state and federal securities laws, (iii) was not issued in violation of any preemptive rights or rights of first refusal and (iv) was issued for not less than fair market value in exchange for lawful consideration. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the TMTI Common Stock.

         BROKERS AND CONSULTANTS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Sellers directly with the Company without the intervention of any Person on behalf of the Sellers in such a manner as to give rise to any valid claim by any Person against TMTI or the Company for a finder's fee, brokerage commission or similar payment.

         PURCHASE FOR INVESTMENT.

                  Each Seller is acquiring the Company Shares for investment for such Seller's own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Seller further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant a participation to such person or to any third person, with respect to any of the Company Shares.

                  Each Seller understands that the Company Shares are not registered under the Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Act pursuant to
Section 4(2) thereof, and that the Company's reliance on such exemption is predicated on such Seller's representations set forth herein. Such Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Act.

         INVESTMENT EXPERIENCE. Each Seller acknowledges that he can bear the economic risk of his investment, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Company Shares.

         INFORMATION. The Sellers have carefully reviewed such information as each Seller deemed necessary to evaluate an investment in the Company Shares. To the full satisfaction of each Seller, he has been furnished all materials that he has requested relating to the Company and the issuance of the Company Shares hereunder, and each Seller has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to the Sellers. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which each of the Sellers has relied in making an exchange of the TMTI Common Stock for the Common Stock.

         RESTRICTED SECURITIES. Each Seller understands that the Company Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Company Shares or any available exemption from registration under the Act, the Company Shares must be held indefinitely. Such Seller is aware that the Company Shares may not be sold pursuant to Rule 144 or Rule 701 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 or Rule 701 may be the availability of current information to the public about the Company. Each Seller understands that the certificates representing the Company Shares will bear the following legend:


Exhibit 2.1                            14

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED BY SAID ACT OR STATE LAWS.

Each Seller understands that the Company may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.


                                 INDEMNIFICATION

         INDEMNITY OF TMTI AND SELLERS. The Company agrees to defend, indemnify and hold harmless TMTI and each Seller from and against, and to reimburse TMTI and each Seller with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, asserted against or incurred by TMTI and each Seller by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by the Company or in any document or certificate delivered by the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

         INDEMNITY OF THE COMPANY BY TMTI. TMTI agrees to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, asserted against or incurred by the Company by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement and made by the TMTI or in any document or certificate delivered by the TMTI pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

         INDEMNITY OF THE COMPANY BY EE&G Management. EE&G Management agrees to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, asserted against or incurred by the Company by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in Section 7 of this Agreement and made by EE&G Management or in any document or certificate delivered by EE&G Management pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

         INDEMNIFICATION OF THE COMPANY BY THE SELLERS. The Sellers agree to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, asserted against or incurred by the Company by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in Article X of this Agreement and made by the Sellers or in any document or certificate delivered by the Sellers pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

         INDEMNIFICATION PROCEDURE. A Party (an "Indemnified Party") seeking indemnification shall give prompt notice to the other Party (the "Indemnifying Party") of any claim for indemnification arising under this Article XI. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party's own cost and expense, including the cost and expense of reasonable attorneys' fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such Indemnified Party in such action. In the event, however, that such Indemnified Party's legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there


Exhibit 2.1                            15
could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

         INDEMNIFICATION LIMITS. No Party may seek damages form any other Party pursuant to this Article XI until such Party has incurred $25,000 in damages in the aggregate (which shall include, but is not limited to, all liabilities, losses, lost and expenses) resulting from the acts or omissions of the Indemnifying Party. Additionally, under no circumstances will the obligations of any Party under this Article XI exceed $1,000,000.


                                    COVENANTS

         TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of the Company, TMTI, the Sellers and each member of EE&G Management will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Transactions as promptly as possible in accordance with this Agreement.

         DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by any Party or any of their affiliates, directors, officers, employees, agents or representatives, in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Information Statement referenced in Section 5.3 of this Agreement or any amendment or supplement thereto, or (ii) any other documents filed or to be filed by the Company with the SEC or any other governmental authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to such Information Statement.

         INTERIM OPERATIONS.

         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as set forth in the Disclosure Schedule, or unless the other Parties have consented in writing thereto (which consent shall not be unreasonably withheld), TMTI and the Company shall:

                  conduct their respective operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, except that the Company may take such actions as may be necessary or appropriate to (i) transfer any ECOS Assets or ECOS Liabilities to EE&G or (ii) assign any Company Operating Agreements to EE&G pursuant to Section 12.8;

                  to the extent consistent with their respective businesses, use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

                  not amend their respective Articles of Incorporation or Bylaws or comparable governing instruments;

                  promptly notify the other Parties of the occurrence of any Material Adverse Change, any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach of any representation or warranty contained herein;


Exhibit 2.1                            16
                  not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees; (iv) grant any severance or termination package to any employee or consultant, except to the extent consistent with past practices; or (v) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

                  not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (ii) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action;

                  not enter into any agreement or transaction, or agree to enter into any agreement or transaction, outside the ordinary course of business, including, without limitation, any transaction involving a merger, consolidation, joint venture, license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a portion of assets or capital stock;

                  not incur any indebtedness for borrowed money or guarantee any such indebtedness except in the ordinary course of business consistent with past practice or issue or sell any debt securities or warrants or rights to acquire any debt securities of others;

indebtedness, leases and other obligations;

                  not make any loans, advances or capital contributions to, or investments in, any other Person;

                  not make or commit to make any capital expenditures in excess of $100,000 individually or $200,000 in the aggregate;

                  not apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate or enter into any transaction with any affiliate (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to affiliates who are employees, directors or consultants of the Company or TMTI);

                  not voluntarily elect to alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected, except for changes in accounting laws which affect all companies in the business of the Company or TMTI generally and those indicated by good accounting practices;

                  not grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind; and

                  maintain insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect.

         PUBLICITY. None of the Parties hereto shall make any press release or public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld); provided, however, that the Company may make any disclosure or announcement which such party, in the opinion of its legal counsel, is obligated to make pursuant to applicable law or regulation of the NASD, in which case the party desiring to make the disclosure shall consult with the other Parties prior to making such disclosure or announcement.

Exhibit 2.1                            17

         TAX TREATMENT OF TRANSACTIONS. From and after the date hereof and until the Closing, none of the Parties shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Share Exchange as a reorganization within the meaning of Section 368(a) of the Code or the transfer of EE&G as a split-off within the meaning of Section 355 of the Code; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. After the Closing, the Parties shall not take or fail to take any action that is reasonably likely to jeopardize qualification of the Share Exchange as a reorganization within the meaning of Section 368(a) of the Code or the Transfer of EE&G as a split-off within the meaning of Section 355 of the Code.

         TAXATION. If the transfer to EE&G Management of the EE&G Common Stock results in a taxable event to EE&G Management, the Sellers agree to reimburse members of EE&G Management for one-half of all federal income taxes owed by members of EE&G Management resulting from such sale, up to a maximum of $30,000 (total tax of $60,000).

         POST-CLOSING ISSUANCES BY TMTI. After Closing, TMTI and the Sellers agree not to issue, or enter any agreement for the issuance of, any option, security or other instrument convertible into, or exercisable for, TMTI Common Stock.

         ASSIGNMENT OF CERTAIN AGREEMENTS. Prior to Closing, the Company agrees to assign to EE&G all of the agreements set forth on Item 8.7 to the Disclosure Schedule.

         NO REGISTRATION. The Sellers acknowledge that the Company Shares being delivered hereunder are not registered shares and agree that they will not, or cause the Company to, file a registration statement with the SEC for the resale of the Company Shares by the Sellers at any time prior to the one (1) year anniversary of this Agreement, except as provided immediately below. If at any time ninety (90) or more calendar days after Closing the Company proposes to register any of the Common Stock under the Securities Act in connection with any transaction raising capital for the Company, the Company shall at such time promptly give Sellers written notice of such registration. If within twenty (20) days after delivery of such notice, the Company receives a written request from the Sellers to register any of the Company Shares, the Company shall cause to be registered for resale under the Securities Act up to ten percent (10 %) of the Company Shares in such amounts and for such persons as the Sellers instruct.

         COMPANY OPTIONS. The Company shall extend by nine (9) additional months the expiration date of the options to purchase Common Stock previously granted to the employees and directors of the Company (and which are not being terminated pursuant to this Agreement).


                               CLOSING DELIVERIES

         Items to be delivered to TMTI or Sellers prior to or at Closing by the Company. Prior to or at Closing, the Company and EE&G Management will deliver the following to TMTI and/or Sellers:

                  articles of incorporation and amendments thereto, bylaws and amendments thereto, certificate of good standing in the Company's state of incorporation;

                  all applicable schedules hereto;

                  all minutes and resolutions of board of director and shareholder meetings in possession of the Company;

                  a shareholder list;

                  all financial statements and tax returns in possession of the Company;


Exhibit 2.1                            18
                  an Officer's Certificate stating that the representations and warranties of the Company and EE&G Management contained in this Agreement and in any document delivered in connection herewith shall be true and correct, in all material respects as of the Closing (except to the extent such representations and warranties speak as of a specified earlier date and except as specifically contemplated by this Agreement);

                  a resolution from the Company's current directors appointing designees of TMTI to the Company's Board of Directors;

                  letters of resignation from the Company's current officers and directors to be effective upon Closing and after the appointments described in this section;

                  certificates representing 6,875,000 post-Reverse Split shares of the Common Stock issued in the denominations as set forth opposite the Seller's respective names on Schedule II to this Agreement, duly authorized, validly issued, fully paid for and ;

                  copies of board, and if applicable, shareholder resolutions approving this transaction and authorizing the issuances of the shares hereto;

                  creditor releases and indemnification and hold-harmless agreements to the satisfaction of TMTI, releasing TMTI from any and all ECOS Liabilities either known or unknown up to the date of Closing;

                  certificates representing the Held Back Shares (which shall be retained in escrow by the Company);

                  an escrow letter executed by the Company agreeing to hold the Held Back Shares in escrow in accordance with the provisions of Article VI of this Agreement;

                  any other document reasonably requested by TMTI that it deems necessary for the consummation of the transactions; and

                  opinion of Akerman, Senterfitt & Eidson, P.A. as to the matters set forth in Exhibit A.

         Items to be delivered to the Company prior to or at Closing by TMTI and the Sellers. Prior to or at Closing, TMTI and the Sellers will deliver the following to the Company:

                  articles of incorporation and amendments thereto, bylaws and amendments thereto, certificate of good standing in the TMTI's state of incorporation;

                  all applicable schedules hereto;

                  all minutes and resolutions of board of director and shareholder meetings in possession of the Company;

                  a shareholder list;

                  all financial statements and tax returns in possession of the Company;

                  a resolution from TMTI's current directors designating persons to be appointed to the Company's Board of Directors;

                  certificates representing all of TMTI's issued and outstanding common stock as set forth opposite the Seller's respective names on Schedule II to this Agreement, duly authorized, validly issued, fully paid for and nonassessable with stock powers enabling proper transfer of the TMTI Common Stock;

                  copies of board, and if applicable, shareholder resolutions approving this transaction;


Exhibit 2.1                            19
                  copies of TMTI's current business plan; and

                  an Officer's Certificate stating that he representations and warranties of TMTI and Management Sellers contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects, as of the Closing (except to the extent such representations and warranties speak of a specified earlier date and except as specifically contemplated by this Agreement); any other document reasonably requested by the Company that it deems necessary for the consummation of the transactions.

                  an opinion of Deutch and Falk as to the matters set forth in Exhibit B.

         Items to be delivered to the Company by EE&G Management. At Closing, EE&G Management will deliver the following to the Company:

                  certificate for 6,259,385 shares of Common Stock with stock powers;

                  executed Option Termination Agreements from members of EE&G Management relating to the options to purchase 6,009,385 shares of Common Stock; and

                  any other document reasonably requested by the Company that it deems necessary for the consummation of the transactions.

         Items to be delivered to EE&G Management by the Company. At Closing, the Company will deliver the following to EE&G Management.

                  certificates for all of the issued and outstanding shares EE&G common stock with stock powers enabling the proper transfer of EE&G Common Stock to the persons and in the amounts set forth in Schedule I;

                  all duly executed instruments of transfer and assignment for the EE&G Assets required pursuant to Section 1.3 of this Agreement;

                  the corporate books and records of EE&G; and

                  any other document reasonably requested by the Company that it deems necessary for the consummation of the Transaction.


                              CONDITIONS PRECEDENT

         CONDITIONS PRECEDENT TO CLOSING. The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

                  that the Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing;

                  that the Parties shall be reasonably satisfied as a result of their due diligence and review of the other books and records that the representations and warranties made by the other Parties in this Agreement are materially true and correct;

                  that the Parties shall have received a fairness opinion from Capital Link, L.C., or another independent third-party mutually acceptable by the Parties (the "Fairness Opinion"), that the transactions contemplated by this Agreement and the terms hereof are fair and reasonable to the Parties from a financial point of view and the Fairness Opinion has not been withdrawn;


Exhibit 2.1                            20
                  that the value of EE&G mutually determined by EE&G Management and ECOS in good faith prior to Closing based on the range of values set forth in the Fairness Opinion be less than $750,000 at Closing;

                  no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Transactions or changes the terms or conditions of this Agreement shall have been issued and remain in effect; provided, however, that if any such order or injunction shall have been issued, each Party agrees to use its reasonable efforts to have any such injunction lifted;

                  the representations and warranties of TMTI and the Sellers contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects, as of the Closing (except to the extent such representations and warranties speak of a specified earlier date and except as specifically contemplated by this Agreement), and the Company shall have received a certificate of the President of TMTI, dated the Closing Date, certifying to such effect;

                  the Company shall have received from TMTI certified copies of the resolutions of TMTI's Board of Directors and shareholders approving and adopting this Agreement and the Transactions;

                  from the date of this Agreement through the Closing, there shall not have occurred any event that has had a Material Adverse Effect on the Company or TMTI;

                  TMTI shall have executed and delivered such other documents and taken such other actions as the Company shall reasonably request;

                  the representations and warranties of the Company, and EE&G Management contained in this Agreement and in any document delivered in connection herewith shall be true and correct, in all material respects, as of the Closing (except to the extent such representations and warranties speak as of a specified earlier date and except as specifically contemplated by this Agreement), and TMTI shall have received a certificate of the Chairman or President of the Company, dated the Closing Date, certifying to such effect;

                  TMTI shall have received from the Company certified copies of the resolutions of the Company's Board of Directors and shareholders approving and adopting this Agreement and the Transactions;

                  the Company shall have received the opinion of Deutch and Falk as to the matters set forth in Exhibit B;

                  the Company shall have assigned all of the agreements set forth on Item 8.7 of the Disclosure Schedule to EE&G;

                  TMTI shall have received the opinion of Akerman, Senterfitt & Eidson, P.A. as to the matters set forth in Exhibit A.

                  This Agreement and the Transactions shall have been approved and adopted by the requisite vote of the shareholders of the Company; and

                  The Information Statement shall have been (i) filed with, and accepted by, the SEC and (ii) mailed to all of the Company's shareholders at least twenty (20) calendar days prior to the Closing.


Exhibit 2.1                            21

                            TERMINATION OR RESCISSION

         TERMINATION. This Agreement may be terminated at any time before or at Closing, by:


                           the mutual agreement of the Parties;

                           any non-breaching  Party upon the breach of any
                  material representation or warranty contained in this Agreement;

                           any Party if any legal proceeding shall have been
                  instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement; or

                           any Party if the conditions precedent to Closing are
                  not satisfied prior to August 31, 2001, unless the Party seeking termination is the Party that has failed to satisfy or caused the failure to satisfy the conditions precedent.

                           any Party within seven (7) business days after the
                  date of delivery of any Item of the Disclosure Schedule if such Party discovers any Material Adverse Change in the Company or TMTI in such Item of the Disclosure Schedule delivered after the date hereof, unless the Party seeking termination had knowledge of such Material Adverse Change prior to the execution of this Agreement.

                  Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred and no party shall be liable to the other.


                                  MISCELLANEOUS

         SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations and warranties and statements made by a Party to in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date for a period of one year. Each of the Parties is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

         ACCESS TO BOOKS AND RECORDS. During the course of this transaction through Closing, each Party agrees to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof. Such due diligence investigation shall be for the purpose of satisfying each party as to the business, financial and legal condition of each other for the purpose of determining the desirability of consummating the proposed transaction. The Parties further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement any information or documentation obtained in connection with any such investigation.

         FURTHER ASSURANCES. If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the merger in accordance with the terms of this agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such action.


Exhibit 2.1                            22

         NOTICE. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

                  If to the Company or EE&G Management:

                           Charles Evans, President
                           ECOS Group, Inc.
                           14505 Commerce Way, Suite 400
                           Miami Lakes, Florida  33016
                           Tel: (305) 374-8300

                  If to the Sellers:

                           Michael Galkin, President
                           Third Millennium Telecommunications, Inc.
                           262 Old New Brunswick Road
                           Piscataway, NJ 08854

         ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

         EXPENSES; SALES TAX. Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or the Transactions. The parties agree that the Company and EE&G Management shall equally bear all sales, transfer or similar taxes required to be paid by reason of the transfer by the Company of the Purchased Assets pursuant to this Agreement.

         SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

         GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

         COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; provided, however, that this Agreement shall not become effective until executed by all of the Parties hereto.

Exhibit 2.1                            23

         ARM'S-LENGTH NEGOTIATIONS. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; (e) said Party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the Parties and their respective counsel.

         CONSTRUCTION. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. The Disclosure Schedule is hereby incorporated herein by reference and made a part of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

         SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Exhibit 2.1                            24

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.


ECOS GROUP, INC.                        EE&G MANAGEMENT:


By:  /s/ Charles Evans                  /s/ Charles Evans
     ------------------                 ----------------------------------------
Name:    Charles Evans                      Charles Evans
Title:   President
                                        /s/ Timothy R. Gipe
                                        ----------------------------------------
                                            Timothy R. Gipe

THIRD MILLENNIUM                        /s/ David Reed
                                        ----------------------------------------
TELECOMMUNICATIONS, INC. ("TMTI")           David Reed

                                        /s/ Craig Clevenger
                                        ----------------------------------------
By:  /s/ Michael Galkin                     Craig Clevenger
Name: Michael Galkin
Title:   President                      /s/ Jay Sall
                                        ----------------------------------------
                                            Jay Sall

SELLERS:                                /s/ Mark Skweres
                                        ---------------------------
                                            Mark Skweres

/s/ Michael Galkin                      /s/ Richard Grupenhoff
-----------------------                 ---------------------------
Michael Galkin                              Richard Grupenhoff

/s/ Robert Menaker                      /s/ Daniel Cottrell
-----------------------                 ---------------------------
Robert Menaker                              Daniel Cottrell

/s/ Ed Galkin                           /s/ Donald Schambach
-----------------------                 ---------------------------
Ed Galkin                                   Donald Schambach

/s/ Ken Falk
-----------------------
Ken Falk

/s/ Aspen Ridge Corp
-----------------------
Aspen Ridge Corp

/s/ Solutions.com
-----------------------
Solutions.com

/s/ Tiffany Ann Valo
-----------------------
Tiffany Ann Valo

/s/ Tiffany Valo Trust II
-----------------------
Tiffany Valo Trust II





Exhibit 2.1                            25

                                   SCHEDULE I

                                 EE&G MANAGEMENT


                                                      Number of Options and
                             Number of Shares          Warrants to Purchase          EE&G Common
                             of Common Stock        Shares of Common Stock to        Stock to be          % of EE&G
         Name                to be Cancelled               be Cancelled                Received          Common Stock
------------------------    -------------------     ---------------------------    -----------------     -------------
Charles Evans                        2,508,395              2,530,930                    160                    40.00
------------------------    -------------------     ---------------------------    -----------------     -------------
Timothy R Gipe                       2,407,933              2,378,644                    154                    38.50
------------------------    -------------------     ---------------------------    -----------------     -------------
David Reed                             301,706                251,488                     19                     4.75
------------------------    -------------------     ---------------------------    -----------------     -------------
Craig Clevenger                        279,000                223,200                     18                     4.50
------------------------    -------------------     ---------------------------    -----------------     -------------
Jay Sall                               281,000                215,200                     18                     4.50
------------------------    -------------------     ---------------------------    -----------------     -------------
Mark Skweres                           170,454                132,134                     11                     2.75
------------------------    -------------------     ---------------------------    -----------------     -------------
Richard Grupenhoff                     169,441                163,787                     11                     2.75
------------------------    -------------------     ---------------------------    -----------------     -------------
Daniel Cottrell                        110,149                 92,882                      7                     1.75
------------------------    -------------------     ---------------------------    -----------------     -------------
Donald Schambach                        31,307                 21,120                      2                     0.50
------------------------    -------------------     ---------------------------    -----------------     -------------
                                     6,259,385              6,009,385                    400                     100%


Exhibit 2.1                            26

                                   SCHEDULE II



                                   Number of TMTI
                                       Shares
                                    Delivered at                                                Number of Held Back
Seller's Name and Address             Closing                   Number of Company Shares               Shares
------------------------------    ------------------           ---------------------------     -----------------------
Michael Galkin                          4,998,000                      2,962,369                   15,480,530
Robert Menaker                          3,332,000                      1,974,913                   10,320,354
Ed Galkin                                 435,000                        257,829                    1,347,345
Ken Falk                                  435,000                        257,829                    1,347,345
Aspen Ridge Corp.                         550,000                        414,674                    1,703,540
Solutions.com                             550,000                        414,674                    1,703,540
Tiffany Ann Valo                          500,000                        296,356                    1,548,673
Tiffany Valo Trust II                     500,000                        296,356                    1,548,673
                                  ------------------           ---------------------------     -----------------------
                                       11,300,000                      6,875,000                   35,000,000





Exhibit 2.1                            27